Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 1st QUARTER 2006 SALES AND EARNINGS RESULTS
2006 Full Year Earnings Guidance Increased

Highlights for the First Quarter of 2006
•	First quarter 2006 net sales grow 22% to $64.9 million as compared to first quarter 2005.
•	Sales driven by ASV dealer network expansion, growth in the sales of higher priced machines and accessories, greater price realization and increased VTS sales.
•	Gross margin increased to 25.1% for the quarter, as compared with 24.0% for the first quarter of 2005, based on continued benefits from volume increases and strategic investments in production equipment, increased sales of higher-margin machines and accessories and increases in Loegering Mfg. Inc. sales.
•	EPS for the first quarter of 2006 increases 25% to $.25 per diluted share compared with $.20 per diluted share for the first quarter of 2005. The 2006 EPS figure includes stock-based compensation related expenses of $.02 per diluted share.
•	Company increases 2006 full year EPS guidance to $1.10 to $1.20 per share.
Grand Rapids, MN (April 27, 2006) — ASV, Inc. (Nasdaq: ASVI) today reported results for its first quarter ended March 31, 2006. Net sales for the first quarter of 2006 increased 22% to $64.9 million, compared to $53.2 million for the same period in 2005. Assisted by a strong improvement in gross profit percentage, net earnings increased 25% to $6.9 million for the first quarter of 2006, compared with $5.5 million for the first quarter of 2005. EPS for the first quarter of 2006 increased to $.25 per diluted share compared with $.20 per diluted share for the first quarter of 2005. The 2006 EPS figure includes stock-based compensation related expenses of $.02 per diluted share. The Company adopted SFAS No. 123(R), Share Based Payment, on January 1, 2006.
“ASV has delivered another solid quarter, with growth in our ASV machines at the high end of our 2006 guidance range, and VTS product sales more than doubling from the first quarter 2005 level,” said Chairman and CEO Gary Lemke. “Gross margins increased and we’ve been able to hold operating margins steady, even with the implementation of the expensing of stock options. We also continued to execute on our long-term growth strategies. Our pace of dealer storefront additions is well ahead of last year, and we successfully launched several new products, including our flagship SR-80 machine, which has received strong dealer and customer acceptance.”
ASV machines generated first quarter sales of $31.4 million, up 45% from the first quarter of 2005. This increase was driven by expansion of the ASV dealer network, growth in the sale of larger Posi-Track machines and accessories and greater price realization.
ASV’s OEM undercarriage sales increased 11% for the first quarter of 2006, totaling $19.4 million, compared with $17.5 million for the first quarter of 2005. First quarter 2006 OEM undercarriage sales, which include sales to both Caterpillar and Vermeer, increased, even with the planned price reduction on one model of Caterpillar MTL undercarriage on January 1, 2006.
Sales from ASV’s subsidiary, Loegering Mfg. Inc. totaled $8.5 million in the first quarter of 2006, up 33% compared with sales of $6.4 million for the first quarter of 2005. The increase in sales was due to a more than doubling of VTS product line sales, which offset a decline in steel track sales and the absence of the snow blower attachment product line, which was sold in October of 2005. The VTS rubber track undercarriage product line accounted for 72% of Loegering’s total net sales in the first quarter of 2006, compared with 40% of Loegering’s total net sales in the first quarter of 2005.
Sales of service parts and other items, which experienced an uneven pattern throughout 2005, continued this trend in 2006 with sales totaling $5.5 million in the first quarter of 2006, compared with $7.7 million in the similar period last year. Driving this decline was a combination of the timing of OEM blanket orders and the implementation of lower Caterpillar parts pricing effective November 2005.
Selling, general and administrative expenses increased $1.7 million to $5.5 million for the first quarter of 2006, which includes $.7 million for stock-based compensation related expenses, compared with $3.8 million for the same period in 2005. The Company also experienced increases in sales-related expenses and an increase in overall expenses due to higher volume in 2006.
Research and development expenses declined by 19% in the first quarter of 2006 when compared with the same period in 2005 as ASV completed much of the development work associated with its new SR-Series machines in late 2005.
Commenting on the Company’s guidance for 2006, Lemke stated, “Given our strong margin performance and the progress we made on our key objectives we are increasing our previously announced 2006 earnings guidance.”
2006 Guidance Increased
•	Diluted earnings per share estimates revised upward to the range of $1.10 — 1.20 per share, from previous guidance of $1.06 — 1.15 per share. The increased guidance represents an increase of 9 to 19% compared with 2005.

•	The 2006 full year EPS estimate includes stock-based compensation related expenses of $.08 per diluted share.

•	Previously issued sales guidance for 2006 confirmed in the range of $300 to $320 million, an increase of 22 to 31% over 2005.

•	Sales breakdown for 2006 is expected to be as follows:
•	ASV machines approximately 52% of total net sales

•	OEM undercarriages approximately 25% of total net sales

•	Parts approximately 14% of total net sales

•	Loegering products approximately 9% of total net sales
Question and Answer

Q1:	What financial assumptions were made to develop the revised 2006 EPS figures?

A:	Management made the following assumptions to develop its revised 2006 EPS figure:
•	Gross margin in the range of 24.0 to 24.5%

•	SG&A, exclusive of stock-based compensation related expenses, in the range of 6.35 to 6.75%

•	R&D expenses of .7%

•	Income tax rate: 36.5%
Q2:	How many dealers did ASV add during the first quarter of 2006?

A:	ASV added 21 net new dealer storefronts during the first quarter of 2006, ending the period with a total of 281 dealer storefronts. This represents a 25% increase over the first quarter 2005 figure and compares to 9 net additions in the first quarter of 2005, and 44 total net dealer storefront additions during the full year 2005.

Q3:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 1 to 20 weeks. The longest lead times are for the SR-70 and SR-80 machines.

Q4:	What has caused the decline in parts sales compared to the first quarter of 2005?

A:	As the Company has stated in the past, it will be relatively more difficult to predict the demand for parts until this portion of the business becomes more mature. The demand for parts is a function of machine population, dealer inventory levels, machine usage, and the timing of OEM blanket orders.

Q5:	What has caused the increase in inventory from December 31, 2005?

A:	It is the Company’s practice to set a steady production rate throughout the year to maximize its efficiency and minimize it labor costs. Because of this, it is not uncommon for the Company to build inventory levels in off-peak seasons, to help supply the demand for product during peak times, such as second and third quarters. Inventory increased in the first quarter of 2006 as we took advantage of our available labor and capacity to build machines for later periods when shipments are expected to increase. In addition, raw materials increased as we received materials for expected future production increases and parts sales, and for the production of the SR-70 and SR-80.

Q6:	What caused accounts receivable to increase in the first quarter of 2006?

A:	A greater percentage of our first quarter 2006 sales occurred in the last month of the quarter, which coincided with the first shipments of our SR-80s, than was the case in prior quarters.

Q7:	Can you provide an update on your sales activities to the rental market.

A:	In the first quarter of 2006 ASV was added as a preferred supplier to the network of True Value rental outlets. We have recently begun a marketing program to target the True Value rental program participants, which include over 1,000 rental outlets. In addition to our initiatives with True Value and Home Depot, we are seeing an increased level of activity in ASV dealer sales to rental companies, and we continue to focus our efforts on new opportunities with regional rental companies.
Conference Call
ASV will conduct a live webcast at 9 a.m. Central Time, Thursday, April 27th to discuss its results for the first quarter 2006. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or at http://wsw.com/webcast/asv2/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically approximately two hours after its conclusion. The telephonic replay will be available through Friday, April 28th, and can be accessed by dialing 800-642-1687 and entering conference ID number 8155569. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://wsw.com/webcast/asv2/ in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding ASV’s future expected sales, sales mix, expense levels, the effects of adopting SFAS 123(R), earnings per share and anticipated start of production for new models, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
Three months ended March 31, 2006 and 2005
(In thousands, except share data)

	2006	2005
Net sales	$64,877	$53,180
Cost of goods sold	48,593	40,421

Gross profit	16,284	12,759
Operating expenses
Selling, general and administrative	5,526	3,784
Research and development	348	428

Operating income	10,410	8,547
Other income (expense)
Interest income	465	303
Interest expense	—	(28)
Other, net	16	46

Income before income taxes	10,891	8,868
Provision for income taxes	3,955	3,325

NET EARNINGS	$6,936	$5,543

Net earnings per common share — Diluted	$.25	$.20

Diluted weighted average shares outstanding	27,875,219	27,641,794

A.S.V., INC.
SALES BREAKDOWN
Three Months Ended March 31, 2006 and 2005

	2006	2005
ASV Machines	48.4%	40.6%
OEM Undercarriages	30.0%	32.8%
Loegering	13.1%	12.1%
Parts and Other	8.5%	14.5%

TOTAL	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

ASSETS	March 31,	December 31,
	2006	2005
CURRENT ASSETS
Cash & short-term investments	$30,250	$36,741
Accounts receivable, net	51,061	43,793
Inventories	61,204	52,362
Deferred income taxes	3,650	3,545
Other current assets	766	1,083

Total current assets	146,931	137,524
PROPERTY AND EQUIPMENT, net	22,045	20,907
LONG-TERM INVESTMENTS	14,199	7,995
OTHER NON-CURRENT ASSETS	483	535
INTANGIBLES, net	7,849	7,874
GOODWILL	8,386	8,386

Total assets	$199,893	$183,221

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term liabilities	$40	$71
Accounts payable	19,015	15,498
Accrued liabilities — Warranties	5,431	5,077
Accrued liabilities — Other	2,693	2,195
Income taxes payable	3,459	855

Total current liabilities	30,638	23,696
LONG-TERM LIABILITIES, less current portion	66	138
DEFERRED INCOME TAXES	1,075	1,300
SHAREHOLDERS’ EQUITY	168,114	158,087

Total liabilities & shareholders’ equity	$199,893	$183,221